EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO Powell Industries, Inc. 713-947-4422 Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E / 713-529-6600

POWELL INDUSTRIES REPORTS
FISCAL 2005 FIRST QUARTER RESULTS

HOUSTON – MARCH 9, 2005 – Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2005 first quarter ended January 31, 2005.

         Revenues for the first quarter of 2005 were $47.7 million compared to revenues of $53.2 million for the first quarter of 2004. The company reported a net loss for the first quarter of $1.4 million, or ($0.13) per share, compared to net income of $747,000, or $0.07 per diluted share, in the same period a year ago. Included in this year’s first quarter results are pre-tax expenses of approximately $100,000 associated with the completion of Powell’s consolidation of operations.

         Thomas W. Powell, chairman and chief executive officer, stated, “We clearly had a disappointing first quarter that was impacted by several factors, including a competitive pricing environment and disruptions in our operations consolidation process. However, on the positive side, we announced two significant multi-year alliances; we had another strong quarter of new orders exceeding $60 million; and new opportunities are developing across all of our key markets. We expect these broad based opportunities and the strengthening order volume to positively impact our business in the second half of 2005.”

         The Electrical Power Products segment recorded revenues of $39.8 million in the first quarter compared to $46.2 million in the first quarter a year ago. Loss before income taxes for Electrical Power Products totaled $2.6 million versus income of $0.9 million in last year’s first quarter.

        Process Control Systems’ revenues for the first quarter were $7.9 million compared to $7.1 million for the same period a year ago. Income before income taxes for Process Control Systems totaled $255,000 versus $249,000 a year ago.

         The company’s order backlog as of January 31, 2005, was $146.6 million, compared to $137.3 million at the end of the first quarter one year ago and compared to $134.3 million in the previous quarter. New orders placed during the first quarter of 2005 totaled $60.1 million versus $33.1 million in the first quarter a year ago and versus $61.5 million in the fourth quarter of fiscal 2004.

OUTLOOK

         The following statements are based on the current expectations of the company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below.

         Based on current booking trends, Powell Industries now expects fiscal 2005 second quarter earnings to range between $0.01 and $0.04 per diluted share, and full year 2005 earnings to range between $0.15 and $0.30 per diluted share. Fiscal 2005 revenue is expected to range between $215 million and $225 million.

CONFERENCE CALL

        Powell Industries has scheduled a conference call for Wednesday, March 9, 2005, at 11:00 a.m. eastern time. To participate in the conference call, dial (303) 262-2137 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 16, 2005. To access the replay, dial (303) 590-3000 using a passcode of 11024938.

        Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 30 days at http://www.powellind.com.

         Powell Industries, Inc., headquartered in Houston, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit http://www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward- looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

– Tables to follow –

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended January 31,
	2005	2004

(In thousands, except per share data)	(Unaudited)
Revenues	$ 47,689	$ 53,227
Cost of goods sold	40,730	43,672

Gross profit	6,959	9,555
Selling, general and administrative expenses	9,521	8,540

Income (loss) before interest, income taxes and minority interest	(2,562)	1,015
Interest expense	77	27
Interest income	(277)	(192)

Income (loss) before income taxes and minority interest	(2,362)	1,180
Income tax provision (benefit)	(924)	433
Minority interest in net loss	(12)	--

Net income (loss)	$ (1,426)	$ 747

Net earnings (loss) per common share:
Basic	$ (0.13)	$ 0.07
Diluted	(0.13)	0.07
Weighted average number of common shares outstanding	10,737	10,653

Weighted average number of common and common equivalent shares
outstanding	10,737	10,758

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2005	October 31, 2004

(In thousands)	(Unaudited)
Assets:
Current assets	$143,816	$145,620
Property, plant and equipment (net)	45,280	45,041
Other assets	5,416	5,418

Total assets	$194,512	$196,079

Liabilities & stockholders' equity:
Current liabilities	$ 45,944	$ 46,350
Long-term debt and capital lease obligations, net of current
maturities	6,609	6,626
Deferred and other long-term liabilities	3,139	3,050
Stockholders' equity and minority interest	138,820	140,053

Total liabilities and stockholders' equity	$194,512	$196,079

POWELL INDUSTRIES, INC. & SUBSIDIARIES
BUSINESS SEGMENTS

	Three Months Ended January 31,
	2005	2004

(In thousands)	(Unaudited)
Revenues:
Electrical Power Products	$ 39,764	$ 46,159
Process Control Systems	7,925	7,068

Total revenues	$ 47,689	$ 53,227

Income (loss) before income taxes:
Electrical Power Products	$ (2,617)	$ 931
Process Control Systems	255	249

Total income (loss) before income taxes	$ (2,362)	$ 1,180

	January 31, 2005	October 31, 2004

(In thousands)	(Unaudited)
Indentifiable tangible assets:
Electrical Power Products	$125,152	$114,374
Process Control Systems	11,221	11,889
Corporate	57,480	69,270

Total identifiable tangible assets	$193,853	$195,533

Backlog:
Electrical Power Products	$105,215	$ 89,491
Process Control Systems	41,424	44,763

Total backlog	$146,639	$134,254